As filed with the Securities and Exchange Commission on May 15, 2013

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S‑8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_________________
U.S. CONCRETE, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	76-0586680 (I.R.S. Employer Identification No.)

331 North Main Street
Euless, Texas 76039
(817) 835-4165
(Address of Principal Executive Offices, Including Zip Code)
____________________
U.S. CONCRETE, INC. MANAGEMENT EQUITY INCENTIVE PLAN
(Full Title of the Plans)

Katherine I. Hargis, Esq.
U.S. Concrete, Inc.
331 North Main Street
Euless, Texas 76039
(817) 835-4165
(Name, Address and Telephone Number of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934 (the “Exchange Act”).

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to Form S-8 Registration Statement (the “Post-Effective Amendment”) is filed to deregister certain securities issuable under the U.S. Concrete, Inc. Management Equity Incentive Plan (the “2010 Plan”), which were originally registered by U.S. Concrete, Inc. (the “Company” or the “Registrant”) on a registration statement on Form S-8 (File No. 333-169370) filed with the Securities and Exchange Commission (the “Commission”) on September 14, 2010 (the “Prior Registration Statement”).

At the Company’s Annual Meeting of Stockholders held on May 15, 2013, the Company’s stockholders approved the U.S. Concrete Long Term Incentive Plan (the “Plan”), which provides, among other things, that shares of the Company’s common stock, $.001 par value per share (“Common Stock”), that are authorized to be awarded under the 2010 Plan and that, as of the Plan’s effective date, have not been issued and are not subject to outstanding awards under the 2010 Plan, in addition to any shares of Common Stock subject to awards under the 2010 Plan that are forfeited or terminated, expire unexercised, are settled in cash in lieu of Common Stock, or are exchanged or withheld as full or partial payment of the exercise price or tax withholding upon exercise or payment of any award under the 2010 Plan, shall be available for issuance under the Plan. As of the date of the Post-Effective Amendment, there are 481,010 shares of Common Stock that have not been issued and are not subject to outstanding awards under the 2010 Plan, and thus, are available for issuance under the Plan (the “Unused 2010 Plan Shares”). The Unused 2010 Plan Shares will not be issued under the 2010 Plan.

Accordingly, the Company files the Post-Effective Amendment to remove from registration all shares of Common Stock registered under the Prior Registration Statement that have not been issued as of the date hereof. The Company is concurrently filing a separate registration statement on Form S-8 to register the Unused 2010 Plan Shares for issuance under the Plan and register an additional 460,000 shares of Common Stock for issuance under the Plan.

PART II
Item 8.    Exhibits.

24.1*    Power of Attorney (included on the signature page of this Post-Effective Amendment).

*Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Euless, State of Texas, on May 15, 2013.

U.S. CONCRETE, INC.

By:    /s/ William J. Sandbrook
William J. Sandbrook
Director, President and
Chief Executive Officer

POWER OF ATTORNEY
Pursuant to the requirements of the Securities Act, this Post-Effective Amendment has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby appoints William J. Sandbrook acting alone, his or her true and lawful attorney-in-fact with full power of substitution or re-substitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign on such person’s behalf, individually and in each capacity stated below, any and all amendments to this Post-Effective Amendment, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date
/s/ William J. Sandbrook ___________________________ William J. Sandbrook	Director, President and Chief Executive Officer (Principal Executive Officer)	May 15, 2013
/s/ William M. Brown ___________________________ William M. Brown	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	May 15, 2013
/s/ Kevin R. Kohutek ___________________________ Kevin R. Kohutek	Vice President and Corporate Controller (Principal Accounting Officer)	May 15, 2013

/s/ Kurt M. Cellar ___________________________ Kurt M. Cellar	Director	May 15, 2013
/s/ Eugene I. Davis ___________________________ Eugene I. Davis	Director	May 15, 2013
/s/ Michael D. Lundin ___________________________ Michael D. Lundin	Director	May 15, 2013
/s/ Robert M. Rayner ___________________________ Robert M. Rayner	Director	May 15, 2013
/s/ Colin M. Sutherland ___________________________ Colin M. Sutherland	Director	May 15, 2013
/s/ Theodore P. Rossi ___________________________ Theodore P. Rossi	Director	May 15, 2013

INDEX TO EXHIBITS

Exhibit
Number        Description
24.1*        Power of Attorney (included on the signature page of this Post-Effective Amendment).

*Filed herewith.